Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-89977) of The Kroger Co. of our report dated June 1, 2004 relating to the financial statements of the The Kroger Co. Savings Plan For Bargaining Unit Associates, which appear in the Form 11-K.

/s/ Clark, Schaefer, Hackett & Co.

Cincinnati, Ohio

June 1, 2004